Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 7, 2018, with respect to the combined carve-out financial statements of the Orion Target Businesses for the years ended December 31, 2017 and 2016, included in this Form 8-K of Medical Transcription Billing, Corp. We consent to the incorporation by reference of said report in the Registration Statement of Medical Transcription Billing, Corp. on Form S-3 (File No. 333-210391) and Forms S-8 (File Nos. 333-226685, 333-217317 and 333-203228).

/s/ Montgomery Coscia Greilich LLP

Plano, Texas

September 10, 2018